Exhibit 10.24(e)

Synaptics Incorporated
2010 Incentive Compensation Plan
Deferred Stock Award Agreement for Market Stock Units

Synaptics Incorporated (the “Company”) wishes to grant to [_________________] (the “Participant”) a Deferred Stock Award (the “Award”) pursuant to the provisions of the Company’s 2010 Incentive Compensation Plan, as amended (the “Plan”).  The Award will entitle the Participant to shares of Stock from the Company, if the Participant meets the vesting requirements described herein.  Therefore, pursuant to the terms of the attached Notice of Grant (“Notice of Grant”) and this Deferred Stock Award Agreement (the “Agreement”), the Company grants the Participant the number of Deferred Stock Units listed below in Section 2.

The details of the Award are as follows:

1.Grant Pursuant to Plan.  This Award is granted pursuant to the Plan, which is incorporated herein for all purposes.  The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and of the Plan.  All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, or, if such term is not defined in this Agreement, such term shall have the meaning assigned to it under the Plan.

2.Deferred Stock Award.

(a)Number of Deferred Stock Units.  On [______________] (the “Grant Date”), the Company granted to the Participant a Target Number of Deferred Stock Units set forth below that may be earned based on the Payout Factor:

Target Number of Deferred Stock Units	[______________]

The Target Number of Deferred Stock Units has been divided into the following three Tranches, each with a corresponding Performance Period with respect to which the Payout Factor will be determined.

Tranche	Target Number of Deferred Stock Units	Performance Period
Tranche One
Tranche Two
Tranche Three

The total number of Deferred Stock Units shall be adjusted from time to time pursuant to Section 10(c) of the Plan.

(b)Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated:

(i)“Beginning Company TSR” shall mean the average closing price for the Company’s common stock during the three (3) month period ending immediately prior to [______________], as reported in The Wall Street Journal.

(ii)“Beginning SOX TSR” shall mean the average closing price for the Philadelphia Semiconductor Index during the three (3) month period ending immediately prior to [______________], as reported in The Wall Street Journal.

(iii)“Change in Control” shall mean any of the following:

(A)a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which serve similar purposes;

(B)the following individuals no longer constitute a majority of the members of the Board of Directors of the Company (the “Board”):  (1) the individuals who, as of the date of this Agreement constitute the Board (the “Current Directors”); (2) the individuals who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors then still in office (such directors becoming “Additional Directors” immediately following their election); and (3) the individuals who are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of all of the Current Directors and Additional Directors then still in office (such directors also becoming “Additional Directors” immediately following their election);

(C)a tender offer or exchange offer is made whereby the effect of such offer is to take over and control the Company, and such offer is consummated for the equity securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(D)upon the consummation of a transaction approved by the stockholders of the Company of a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in more than 50% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

(E)upon the consummation of a transaction approved by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company’s assets to another person, which is not a wholly owned subsidiary of the Company (i.e., 50% or more of the total assets of the Company); or

(F)any “person” (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under that Act), directly or indirectly of more than 50% of the total voting power represented by the Company’s then outstanding voting securities.

(iv) “Change in Control Deferred Stock Units” shall mean, with respect to each Tranche for which the applicable Vesting Date is after the effective date of a Change in Control, (A) the Target Number of Deferred Stock Units subject to such Tranche, multiplied by (B) the Payout Factor, multiplied by (C) a fraction, the numerator of which shall be the number of days that elapsed during the applicable Performance Period through the effective date of the Change in Control, and the denominator of which shall be the total number of days in the applicable Performance Period, and in the case of Tranche Three, less the number of Deferred Stock Units or Change in Control Deferred Stock Units that vested in Tranche One and Tranche Two.

(v)“Company TSR” shall mean (A) the Ending Company TSR minus the Beginning Company TSR divided by (B) the Beginning Company TSR, with the quotient expressed as a percentage.

(vi)“Determination Date” shall mean the last day of the applicable Performance Period, or, if earlier, the day immediately prior to the effective date of the Change in Control.

(vii)“Ending Company TSR” shall mean the average closing price for the Company’s common stock during the three (3) month period ending on the last day of the Performance Period applicable to the Tranche for which the Payout Factor is being determined, as reported in The Wall Street Journal.  However, if a Change in Control occurs prior to the last day of a Performance Period, the Ending Company TSR shall mean (A) the value of the consideration offered for a share of the Company’s common stock in the Change in Control or (B) in the event that there is no consideration offered for a share of the Company’s common stock in the Change in Control, the average closing price for the Company’s common stock during the three (3) month period ending on the day immediately prior to the effective date of the Change in Control, as reported in The Wall Street Journal.

(viii)“Ending SOX TSR” shall mean the average closing price for the Philadelphia Semiconductor Index during the three (3) month period ending on the Determination Date, as reported in The Wall Street Journal.

(ix)“Good Cause” shall mean any one (1) or more of the following: (A) the Participant’s willful, material, and irreparable breach of any employment, consulting, or change in control agreement between Participant and the Company or a Related Entity (a “Service

Agreement”); (B) the Participant’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Participant’s material duties and responsibilities to the Company; (C) the Participant’s willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, which materially and adversely affects the operations or reputation of the Company; (D) the Participant’s indictment for, conviction of, or guilty plea to a felony crime involving dishonesty or moral turpitude whether or not relating to the Company; or (E) a confirmed positive illegal drug test result.

(x)“Good Reason” shall mean the occurrence of any of the following events without the Participant’s prior written approval:  (A) the Participant is demoted by means of a material reduction in authority, responsibilities, or duties; (B) the Participant’s annual base salary for a fiscal year (“Base Salary”) is reduced to a level that is less than 90% of the Base Salary paid to the Participant during the prior fiscal year, or, the Participant’s Targeted Bonus is reduced to a level that is less than 90% of the Targeted Bonus for the Participant during the prior fiscal year; (C) the Participant is required to render his or her principal duties from a Company location that is more than fifty (50) miles from a Company location from which the Participant performs his or her principal duties at the earlier of the time the Participant entered into any Service Agreement or the date of this Agreement, in either case other than as has been previously contemplated by the Company and the Participant, and such relocation increases the Participant’s one way commute; or (D) the Company breaches a material provision of any Service Agreement.

(xi)“Non-Vested Deferred Stock Units” means, with respect to each Tranche for which the applicable Vesting Date is after the effective date of a Change in Control,  the difference of (i) (A) the Target Number of Deferred Stock Units subject to such Tranche, multiplied by (B) the Payout Factor, minus (ii) the CIC Deferred Stock Units for such Tranche.

(xii)“Payout Factor” shall mean:

(A)For Tranche One and Tranche Two, 100% minus two (2) times the percentage, if any, by which the SOX TSR exceeds the Company TSR as of the Determination Date.  If Company TSR exceeds SOX TSR as of the Determination Date, then the Payout Factor shall be 100%.

(B)For Tranche Three, 100% (x) plus the percentage by which the Company TSR exceeds the SOX TSR, multiplied by two (2), if the Company TSR exceeds the SOX TSR or (y) minus the percentage by which the SOX TSR exceeds the Company TSR, multiplied by two (2), if the SOX TSR exceeds the Company TSR, as of the Determination Date.

In no event, however, shall the Payout Factor be less than 0% or greater than 200%.

(xiii)“SOX TSR” shall mean (A) the Ending SOX TSR minus the Beginning SOX TSR divided by (B) the Beginning SOX TSR, with the quotient expressed as a percentage.

(xiv)“Targeted Bonus” shall mean, for each fiscal year of the Company, either (i) a bonus program in which the Participant shall be entitled to participate, which provides the Participant with a reasonable opportunity, based on the past compensation practices of the Company and the Participant’s then base salary, to maintain or increase the Participant’s total compensation compared to the previous fiscal year or (ii) a targeted bonus based on such factors as the Board may determine.

(xv)“Vested Deferred Stock Units” means the portion of the Deferred Stock Units subject to this Agreement that become vested on the applicable Vesting Date set forth in Section 3 below.

3.Vesting and Forfeiture of Deferred Stock Units.

(a)Vesting.  As of each Determination Date, the Company shall determine the Payout Factor for the applicable Performance Period.

For Tranche One and Tranche Two, the Company shall multiply the Payout Factor by the Target Number of Deferred Stock Units subject to the Tranche, and the resulting number of Deferred Stock Units shall vest in full on the Vesting Date set forth below for that Tranche, in each case, subject to the Participant’s Continuous Service on the Vesting Date.

For Tranche Three,  the Company shall multiply the Payout Factor by the Target Number of Deferred Stock Units subject to Tranche Three and then subtract the number of Deferred Stock Units that vested in Tranche One and Tranche Two.  The resulting number of Deferred Stock Units shall vest in full on the Vesting Date set forth below for Tranche Three, subject to the Participant’s Continuous Service on the Vesting Date.

Tranche	Vesting Date
Tranche One	[______________]
Tranche Two	[______________]
Tranche Three	[______________]

There shall be no proportionate or partial vesting of Deferred Stock Units in or during the months, days, or periods prior to each Vesting Date, and except as otherwise provided in Sections 3(b), 3(c), or 3(d) hereof, all vesting of Deferred Stock Units shall occur only on the applicable Vesting Date.

(b)Acceleration of Vesting Upon a Change in Control.  In the event that during the Participant's Continuous Service, a Change in Control occurs prior to the last day of a Performance Period, the Change in Control Deferred Stock Units shall become immediately vested as of the effective date of the Change in Control and all Performance Periods shall be deemed completed.  After giving effect to the preceding sentence, any Non-Vested Deferred Stock Units with respect to each Tranche shall remain outstanding and will vest thereafter on the applicable Vesting Date for such Tranche, subject to the Participant’s Continuous Service on such Vesting Date.

(c)Treatment of Non-Vested Deferred Stock Units Upon a Change in Control.  The successor or acquiring entity or an affiliate thereof in a Change in Control may, with the consent of the Committee, assume the Non-Vested Deferred Stock Units or substitute an equivalent equity or cash award or right (including an award or right that is based on the per share consideration payable to stockholders of the Company in such Change in Control).  If the successor or acquiring entity or an affiliate thereof does not cause such an assumption or substitution, then the Non-Vested Deferred Stock Units shall become fully vested, and all applicable restrictions, deferrals of settlement or forfeiture provisions shall lapse, effective as of and contingent on the consummation of the Change in Control.  Immediately prior to and contingent on the consummation of the Change in Control, the Company shall deliver shares of Stock in respect of such accelerated Non-Vested Deferred Stock Units (as provided in the immediately preceding sentence) as of the date of the consummation of such Change in Control.  In addition, the transaction agreement for such Change in Control may provide for the settlement of a Non-Vested Deferred Stock Unit through  a payment equal to the per share consideration payable to stockholders of the Company in such Change in Control.

(d)Acceleration of Vesting Upon Termination.  Notwithstanding any other term or provision of this Agreement, in the event that the Participant’s Continuous Service is terminated either by the Company without Good Cause or by the Participant for Good Reason during the eighteen (18) month period immediately following a Change in Control, all Non-Vested Deferred Stock Units subject to this Agreement shall become immediately vested as of the date of the termination of the Participant’s Continuous Service.

(e)Acceleration of Vesting at Committee’s Discretion.  Notwithstanding any other term or provision of this Agreement, the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Participant and of the Company, to accelerate the vesting of any Non-Vested Deferred Stock Units subject to this Agreement, at such times and upon such terms and conditions as the Committee shall deem advisable.

(f)Forfeiture.  If the Participant’s Continuous Service is terminated for any reason, any Deferred Stock Units that are not Vested Deferred Stock Units, and that do not become Vested Deferred Stock Units pursuant to this Section 3, shall be forfeited immediately upon such termination of Continuous Service without any payment to the Participant.  The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of Non-Vested Deferred Stock Units pursuant to this Section 3.

4.Settlement of Deferred Stock Units Award.

(a)Delivery of Stock.  The Company shall deliver to the Participant one (1) share of Stock for each Vested Deferred Stock Unit subject of this Agreement (or, in the event there are no longer shares of Stock, in lieu of such Stock, the equivalent value of the stock or other securities of a successor or acquiring entity or cash to which the Participant would have been entitled to receive for such Stock).  Shares of Stock (or the equivalent value of the stock or other securities of a successor or acquiring entity or cash) corresponding to the Vested Deferred Stock Units shall be delivered within thirty (30) days after the applicable Vesting Date of the Vested Deferred Stock Units; provided, however, that shares of Stock corresponding to the Change in

Control Deferred Stock Units that vest on account of a Change in Control shall be delivered immediately prior to the consummation of the transaction constituting a Change in Control.

(b)Once shares of Stock are delivered with respect to Vested Deferred Stock Units, such Vested Deferred Stock Units shall terminate and the Company shall have no further obligation to deliver shares of Stock for such Vested Deferred Stock Units.

(c)Distribution to Specified Employees.  This Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”).  However, if the Company determines that the Award constitutes deferred compensation as determined under Section 409A, and if the Participant is a “specified employee” for purposes of  Section 409A, then no distributions otherwise required to be made under this Agreement on account of the Participant’s “separation from service”, within the meaning under Section 409A, shall be made before the date that is six (6) months and one (1) day after the date of the Participant’s “Separation from Service” or, if earlier, the date of the Participant’s death.

5.Rights with Respect to Deferred Stock Units.

(a)No Rights as Shareholder until Delivery.  The Participant shall not have any rights, benefits, or entitlements with respect to any Stock subject to this Agreement unless and until the Stock has been delivered to the Participant.  On or after delivery of the Stock, the Participant shall have, with respect to the Stock delivered, all of the rights of an equity interest holder of the Company, including the right to vote the Stock and the right to receive all dividends, if any, as may be declared on the Stock from time to time.

(b)No Restriction on Certain Transactions.  Notwithstanding any term or provision of this Agreement to the contrary, the existence of this Agreement, or of any outstanding Deferred Stock Units awarded hereunder, shall not affect in any manner the right, power, or authority of the Company or any Related Entity to make, authorize, or consummate: (i) any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s or any Related Entity’s capital structure or its business; (ii) any merger, consolidation, or similar transaction by or of the Company or any Related Entity; (iii) any offer, issue, or sale by the Company or any Related Entity of any capital stock of the Company or any Related Entity, including any equity or debt securities, or preferred or preference stock that would rank prior to or on parity with the shares of Stock represented by the Deferred Stock Units and/or that would include, have or possess other rights, benefits, and/or preferences superior to those that such shares of Stock includes, has or possesses, or any warrants, options, or rights with respect to any of the foregoing; (iv) the dissolution or liquidation of the Company or any Related Entity; (v) any sale, transfer, or assignment of all or any part of the stock, assets, or business of the Company or any Related Entity; or (vi) any other corporate transaction, act, or proceeding (whether of a similar character or otherwise).

6.Adjustments in Case of Certain Corporate Transactions.  In the event of any reorganization, merger, consolidation, or other form of corporate transaction that does not constitute a Change in Control in which the Company does not survive, or that does not constitute a Change in Control in which the shares of Stock are exchanged for or converted into securities issued by another entity, then the successor or acquiring entity or an affiliate thereof may, with the consent of the Committee, assume this Award or substitute an equivalent award.  If the successor or acquiring entity or an affiliate thereof does not cause such an assumption or substitution, then immediately prior to and contingent on the consummation of a corporate transaction as described in this Section 6, the Company shall treat such corporate transaction as a Change in Control for purposes of this Agreement, including accelerating vesting and settlement of any Non-Vested Deferred Stock Units pursuant to Sections 3(b) and 4(a) hereof.

7.Tax Provisions.

(a)Tax Consequences.  The Participant has reviewed with the Participant’s own tax advisors the federal, state, local, and foreign tax consequences of this investment and the transactions contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b)Withholding Obligations.  At the time the Award is granted, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, including the shares of Stock deliverable pursuant to this Award, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations of the Company or a Related Entity, if any, which arise in connection with the Award.

The Company, in compliance with any applicable legal conditions or restrictions, shall withhold from fully vested shares of Stock otherwise deliverable to the Participant upon the vesting of the Award a number of whole shares of Stock having a Fair Market Value, as determined by the Company as of the date the Participant recognizes income with respect to those shares of Stock, not in excess of the amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid adverse financial accounting treatment).  Any adverse consequences to the Participant arising in connection with such Stock withholding procedure shall be the Participant’s sole responsibility.

Unless the tax withholding obligations of the Company or any Related Entity are satisfied, the Company shall have no obligation to issue a certificate for such shares of Stock.

8.Consideration.  With respect to the value of the shares of Stock to be delivered pursuant to the Award, such shares of Stock are granted in consideration for the services the Participant shall provide to the Company during the Participant’s Continuous Service.

9.Transferability.  The Deferred Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution.  In addition, the Deferred Stock Units shall not be assigned, negotiated, pledged, or hypothecated in any way (whether by operation of law or otherwise), and the Deferred Stock Units shall not be subject to execution, attachment, or similar process.

10.General Provisions.

(a)Employment At Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or its Related Entities for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Related Entity employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time for any reason, with or without cause.

(b)Notices.  Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice at the address indicated below such party’s signature line on this Agreement or at such other address as such party may designate by ten (10) days’ advance written notice under this section to all other parties to this Agreement.

(c)No Limit on Other Compensation Arrangements.  Nothing contained in this Agreement shall preclude the Company from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

(d)Severability.  If any provision of this Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify this Agreement or the Award under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the Award, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the Award shall remain in full force and effect).

(e)No Trust or Fund Created.  Neither this Agreement nor the grant of the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Participant or any other person.  The Deferred Stock Units subject to this Agreement represent only the Company’s unfunded and unsecured promise to issue Stock to the Participant in the future.  To the extent that the Participant or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

(f)Cancellation of Award.  If any Deferred Stock Units subject to this Agreement are forfeited, then from and after such time, the person from whom such Deferred Stock Units are forfeited shall no longer have any rights to such Deferred Stock Units or the corresponding shares of Stock.  Such Deferred Stock Units shall be deemed forfeited in accordance with the applicable provisions hereof.

(g)Participant Undertaking.  The Participant hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the shares of Stock deliverable pursuant to the provisions of this Agreement.

(h)Amendment, Modification, and Entire Agreement.  No provision of this Agreement may be modified, waived, or discharged unless that waiver, modification, or discharge is agreed to in writing and signed by the Participant and the Committee.  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.  This Agreement is made pursuant to the provisions of the Plan and shall in all respects be construed in conformity with the terms of the Plan.  In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall govern.  The Participant further acknowledges that as of the Grant Date, this Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding the acquisition of Stock pursuant to this Award and supersede all prior oral and written agreements on that subject with the exception of awards from the Company previously granted and delivered to the Participant.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(i)Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

(j)Interpretation.  The Participant accepts this Award subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan.  The undersigned Participant hereby accepts as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

(k)Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs, and legatees of Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms hereof.  The Company may assign its rights and obligations under this Agreement, including, but not limited to, the forfeiture provision of Section 3(e) hereof to any person or entity selected by the Committee.

(l)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(m)Headings.  Headings are given to the Sections and Subsections of this Agreement solely as a convenience to facilitate reference.  The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

(n)Non-Waiver of Breach.  The waiver by any party hereto of the other party's prompt and complete performance, or breach or violation, of any term or provision of this Agreement shall be effected solely in a writing signed by such party, and shall not operate nor be construed as a waiver of any subsequent breach or violation, and the waiver by any party hereto to exercise any right or remedy which he, she, or it may possess shall not operate nor be construed as the waiver of such right or remedy by such party, or as a bar to the exercise of such right or remedy by such party, upon the occurrence of any subsequent breach or violation.

(o)Complete Agreement.  This Agreement (together with those agreements and documents expressly referred to herein, for the purposes referred to herein) embody the complete and entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any and all prior promises, assurances, commitments, agreements, undertakings or representations, whether oral, written, electronic or otherwise, and whether express or implied, which may relate to the subject matter hereof in any way.  No provision of any employment, consulting, change in control, or other agreement, policy, practice, or arrangement, whether written or unwritten, as may be amended or modified from time to time, shall apply to or in any way modify or amend this Agreement.

11.Representations.  The Participant acknowledges and agrees that the Participant has reviewed the Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understands all provisions of the Award.

12.Compliance with Section 409A.

(a)General.  It is the intention of both the Company and the Participant that the benefits and rights to which the Participant could be entitled pursuant to this Agreement be exempt from Section 409A, and to the extent not so exempt, to comply with Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

(b)No Representations as to Section 409A Compliance.  Notwithstanding the foregoing, the Company does not make any representation to the Participant that the Deferred Stock Units awarded pursuant to this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Section 409A.

(c)No Acceleration of Payments.  Neither the Company nor the Participant, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d)Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Participant is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

SYNAPTICS INCORPORATED

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